Exhibit 10.7

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between Salt Blockchain Inc. on behalf of itself and its past, present, and future employees, officers, partners, stockholders, owners, managers, agents, subsidiaries, affiliates, successors, and assigns (collectively, the “Company”) and Debra Johnston (hereafter, “you” or “your”). The Company and you are jointly referred to herein as the “Parties”.

1.    Separation Date. Your employment as Chief People Officer with the Company ended effective November, 5, 2021 (the “Separation Date”).

2.    Separation Payment. As consideration for your signing this Agreement and for your release of all claims against the Released Entities (defined below), you will receive a total gross payment equivalent to twelve (12) months of base salary ($234,000.00) (“Separation Payment”). Additionally, the Company will pay directly for COBRA continuation of health insurance benefits for twelve (12) months. The Separation Payment will be made across semi-monthly payments for twelve (12) months, following execution of this agreement (the Effective Date defined below). The Separation Payment will be subject to all deductions required by law (e.g., FICA, federal and state income taxes). The Separation Payment is neither part of nor intended to create a severance pay plan in any manner. Although the Company is offering to provide the Separation Payment to you, you remain liable for ensuring all applicable taxes are paid. Furthermore, you agree to indemnify and hold the Company harmless for any payments it is required to make as a result of the payment of taxes or other withholdings on your behalf. You have the sole responsibility of satisfying any lien or claim asserted against the Separation Payment or arising from the Separation Payment, including any potential future lien by Medicare and/or Medicaid (CMS/DSS/HRA).

3.    Acknowledgment of Paid Wages. You acknowledge that the Company paid you all wages, including any bonus, commissions, and vacation, sick or other leave time due and owing through the Separation Date.

4.    Separation Payment Provided Pursuant to Employment Agreement. You agree the Separation Payment is being made in accordance with your Employment Agreement that became effective on April 8, 2019 (“Employment Agreement”). Your receipt of the Separation Payment described herein is based on your acceptance of the terms and conditions of this Separation Agreement, as contemplated in Article 4.1(b)(1) of your Employment Agreement. Additionally, you will be receiving payment equivalent to sixty (60) days of salary ($39,000 less taxes and withholdings) in lieu of a sixty (60) day written notice of termination of employment, as outlined in Article 4.1(b) of your Employment Agreement within (10) days from the date of signature.

5.    Release and Waiver. As of the date you execute this Agreement, and except as specifically provided below, you forever release the Company and its affiliates, subsidiaries, successors, assigns, and predecessors, and each of their past and present managers, officers, directors, employees, agents, representatives, vendors, members and owners (the “Released Entities”), from all legal claims and demands of any nature, that may now exist or subsequently accrue from facts or events that occurred on or before the date of execution, including without limitation those that in any way (whether directly or indirectly) arise out of or relate to your employment relationship with the Company, including, but not limited to, the completion and/or separation of your employment with the Company. This Agreement is intended to be interpreted in the broadest possible manner, to include all actual or potential legal claims, except as specifically provided below, that you may have or later claim to have against any of the Released Entities, regardless of whether you presently are aware or unaware of the claim. The legal claims against the Company you are releasing and giving up by signing this Agreement include, but are not limited to, the following:

a.

alleged violation of the following laws, as amended: Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; Americans with Disabilities Act; Civil Rights Acts of 1866, 1871, and 1991; Family and Medical Leave Act; Equal Pay Act; Employee Retirement and Income Security Act; Fair Labor Standards Act; Colorado Wage Act; Colorado Anti-Discrimination Act; Colorado’s Workers’ Compensation Act; and any other federal, state, or local employment statute, law, or ordinance, including, but not limited to, any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation of any kind;

b.

any and all common law claims, such as wrongful discharge, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, invasion of privacy, and retaliation except as specifically provided below; and

c.

any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief, such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, vacation pay, overtime pay, liquidated damages, costs, interest, expenses, attorneys’ fees, or any other remedies.

The only exceptions to this release are: (i) your legally-vested rights (if any) under any benefit plan of the Company, (ii) future legal claims that may arise after your execution of this Agreement and that are based entirely on alleged acts, omissions, or occurrences that are wholly unrelated to your employment or separation from employment with the Company, and (iii) any legal claims that you may bring as a shareholder of the company.

Although nothing in this Agreement prevents you from filing a charge with a federal, state, or local agency responsible for enforcing any labor or employment laws, you understand and agree that by executing this Agreement, you voluntarily waive any right you may have to monetary recovery based on claims asserted in such charges or complaints.

6.    Indemnification. The Company agrees to indemnify you for any and all claims or actions that arise out of the performance of your duties, so long as they were performed in the line and scope of your job at the Company and were in the best interests of the Company. This indemnification includes damages, costs, and the provision of legal counsel selected by the Company should legal counsel be necessary to defend against such claims or actions. For this indemnification to be enforceable you must notify the Company in writing of any claims or actions that relate to the Company or the performance of your job duties within ten (10) calendar days of you becoming aware of such claims or actions.

7.    Preservation of Confidential Information. You acknowledge that by reason of your position with the Company, you have been given access to confidential information with respect to the business affairs of the Company. You agree to hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Chief Executive Officer of the Company, any information, business, customer lists, or any other secret or confidential or proprietary matter relating to any aspect of the Company’s business, except as such disclosure or use may be required in connection with your work for the Company. You represent that you have treated all such information as confidential and will continue to do so, and in connection with such undertaking, will not engage in any conduct or activity reasonably related to your employment with the Company that is likely to have an adverse effect on the operations of the Company.

8.    Confidentiality of Agreement. You agree that neither you nor your representatives, including family members and friends, will reveal any information relating to the terms and conditions of this Agreement, or any discussions leading up to the execution of this Agreement, except that you may disclose such information to your immediate family members, attorneys, accountants, tax consultants, state and federal tax authorities, or as may otherwise be required by law, but in all such cases, you are responsible for ensuring that all such individuals retain the confidentiality of this Agreement and its terms.

9.    Company Property. You acknowledge that as of the Separation Date you have returned all property belonging to the Company, whether such property is physical property or is stored in digital or some other form. You similarly acknowledge that as of the Separation Date you are not in possession of any copies of Company property, including but not limited to property containing confidential and proprietary information.

10.    Cooperation. For twelve (12) months following the termination of your employment with the Company, you agree to reasonably cooperate with the Company in the transition of your duties, and in any other reasonable manner as the Company may request, including, but not limited to furnishing information to and otherwise consulting with the Company about the duties and responsibilities you carried out while employed by the Company. You also agree that you will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Released Entities, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation necessary. The Company will reimburse you for the reasonable out-of-pocket expenses incurred as a result of such cooperation.

11.    Non-disparagement; Reference Checks. You agree you will not make any false, disparaging, derogatory or defamatory statements regarding the Company, in any manner or through any medium. The Company will make its best efforts to follow its general policy of providing prospective employers only your dates of employment and position(s) held provided requests are made through and responded to by the Company’s People Operations Department.

12.    Non-solicitation of Employees. You agree that for twelve (12) months following your Separation Date you will not solicit, or assist others in soliciting, Company employees to work for a competitor of the Company.

13.    Non-Compete. The Company agrees that you may be employed by a corporation in the blockchain technology field provided that such corporation primary line of business is not (i) providing loans or credit secured or backed by crypto-currency assets, (ii) trades digital asset derivatives or (iii) providing crypto backed credit card products. This non-compete covenant is in effect for twelve (12) months following the Separation Date. Further, you may not utilize at any time any assets developed while employed by the Company with any other entities, such as those in or entering the cryptocurrency or blockchain lending space.

14.    Breach of Agreement. You understand and agree that the discovery of any material misconduct, wrongdoing, or violations of the Company’s policies or directives on your part or any other action on your part which violates the terms of this Agreement shall result in you forfeiting ninety percent (90%) of the gross amount of: (a) the Separation Payment to be paid to you by the Company, and (b) any other Separation Payments made to you under this Agreement, if any. The forfeited payment or payments under this provision shall be repaid to the Company within 30 days of the Company’s demand letter informing you of your breach. Notwithstanding the foregoing, you agree that your sole and exclusive remedy for any claim asserted for violations of this Agreement, or the Company’s anticipatory breach of this Agreement, shall be, at most, recovery of an amount equal to the Separation Payment and nothing more. You acknowledge and agree that any claim for breach, including any claim arising out of the Company’s invocation of its rights under this paragraph, will not revive any claims released under this Agreement; rather, your release is to be construed as a separate and severable provision. You further agree that a violation of the terms set forth in this Agreement will cause immediate and irreparable harm to the Company for which monetary damages constitute a wholly inadequate remedy. Accordingly, you acknowledge and agree that the Company, in addition to any other remedies it may have, shall have the right to institute and maintain a proceeding to compel the specific performance of this Agreement and/or to obtain injunctive relief restraining any action by you. Any breaches of this Agreement will toll the statute of limitations and any time periods set forth in this Agreement until such time as the breaches are fixed or until a court of law renders a judgment in a case involving allegations of breach of the Agreement.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

15.    No admissions. The Parties agree that neither this Agreement nor the consideration provided shall be construed as an admission of any wrongdoing or liability of any kind by either Party and that all such wrongdoing and/or liability is expressly denied.

16.    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

17.    Amendments. This Agreement may be amended only pursuant to written agreement executed by both Parties.

18.    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by you, the Company, each of the Party’s respective successors and assigns, and the Released Entities.

19.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

20.    Permitted Disclosures and Actions. Notwithstanding the other provisions of this Agreement, nothing herein prohibits or restricts any party from: (i) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; or (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances.

21.    Choice of Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the State of Colorado, without regard to the choice of law provisions under Colorado law. Any action brought to enforce this Agreement, or as a result of any breach of this Agreement, shall be brought in a court of competent jurisdiction in the State of Colorado. You also acknowledge that the Company may seek injunctive or other equitable relief as a result of any breach or threatened breach of any terms of this Agreement.

22.    Entire Agreement. This Agreement embodies the sole and entire agreement of the Parties with respect to its subject matter. No other letter, verbal statement, agreement, promise, undertaking, understanding, or arrangement made prior to or contemporaneously with the execution of this Agreement is binding on any of the Parties, unless expressly set forth herein.

23.    Effective Date. This Agreement shall be effective on the date it is executed by both parties.

24.    ADEA Acknowledgement. This is an important legal document. You are advised to consult with an attorney before signing this Agreement. You are further advised that you have twenty-one (21) days after receiving this Agreement to consider signing it. By signing this Agreement, you understand that you are knowingly and voluntarily releasing your rights to pursue any claims under the Age Discrimination in Employment Act (ADEA), as well as other types of claims. If you choose to agree to the terms of this Agreement, you must sign and return it to the Company within twenty-one (21) days of your receipt of it. If you sign this Agreement, you will then have the right to revoke this Agreement by delivering written notice of revocation to the Company, but the Company must receive such notice within seven (7) days after the date you sign this Agreement.

a.	For purposes of this provision, the signed Agreement and all notices to the Company regarding this Agreement must be addressed to the following:

Salt Blockchain Inc.

Attn: Dustin Hull

600 17th Street, Suite 2800 South

Denver, CO 80202

If this Agreement is not signed and delivered to the Company within the twenty-one (21) day period, or if it is revoked within the seven (7) day period as set forth above, neither the Company nor you will have any rights or obligations under this Agreement.

b.

If you receive the Separation Payment but subsequently do not execute, sign, and deliver this Agreement to the Company, then you shall be obligated to refund the full gross amount (before the Company deducted any amounts on your behalf) of the Separation Payment to the Company within five (5) business days of the expiration of this Agreement or else you shall be liable to the Company for the gross amount of the Separation Payment, plus all costs of collection, including interest, attorneys’ fees, and expenses.

25.    Binding Agreement. This Agreement is binding upon and shall inure to the benefit of you and the Company. By signing this Agreement, the Parties represent that they have read and understand it, that they have discussed it or had the opportunity to discuss it with their respective attorneys, and that they enter into it knowingly and voluntarily.

YOU ACKNOWLEDGE YOU READ THIS AGREEMENT, UNDERSTAND IT, UNDERSTAND YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND YOU ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT WITH THE INTENTION OF RELINQUISHING ALL KNOWN AND UNKNOWN CLAIMS AND RIGHTS AGAINST THE COMPANY.

Debra Johnston	Salt Blockchain Inc

By:	By:

Name: _____________________________	Name: ____________________________
Date: _____________________________	Date: _____________________________